UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Embrace Change Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	N/A
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5186 Carroll Canyon Rd

San Diego, CA 92121

(858) 688-4965

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Ordinary Shares, $.0001 par value	The NASDAQ Stock Market LLC

Warrants	The NASDAQ Stock Market LLC

Units	The NASDAQ Stock Market LLC

Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:  333-265184.

Securities to be registered pursuant to Section 12(g) of the Act:  None.

Item 1. Description of Registrant’s Securities to be Registered.

Embrace Change Acquisition Corp. (the “Registrant”) filed a registration statement on Form 8-A on May 16, 2022 (the “Original 8-A”) with the Securities and Exchange Commission to register its ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), warrants exercisable to purchase Ordinary Shares at an exercise price of $11.50 per share (the “Warrants”), and units consisting of Ordinary Shares and Warrants. The Registrant is filing this Amendment No. 1 to its registration statement on Form 8-A for the sole purpose of amending and restating in its entirety the Original 8-A in order to register its rights convertible into one-eighth of an Ordinary Share per right (the “Rights”) and update the description of the Units so each Unit consists of one Ordinary Share, one Warrant and one Right. A description of the Ordinary Shares, Warrants, Units and Rights to be registered hereunder is contained in the section entitled “Description of Securities” in the Prospectus included in the Registrant’s Registration Statements on Form S-1 (Registration Nos. 333-258221 and 333-265184) initially filed with the Securities and Exchange Commission on July 28, 2021 and May 24, 2022, respectively, as amended from time to time (the “Registration Statement”). This information is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are filed subsequently to the Registration Statement are hereby also incorporated by reference herein.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 9, 2022

EMBRACE CHANGE ACQUISITION CORP.

By:	/s/ Zheng Yuan
Name:	Zheng Yuan
Title:	Chief Financial Officer